Exhibit 4.15
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Description of Common Stock
General
The following description of our securities is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws.
Authorized Shares
Expedia Group’s (the “Company”) authorized shares consist of (1) 1,600,000,000 shares of common stock, par value $0.0001 per share, (2) 400,000,000 shares of Class B common stock, par value $0.0001 per share, and (3) 100,000,000 shares of preferred stock, par value $0.001 per share, of which 1,200,000 shares have been designated the Series A Preferred Stock and are outstanding as of December 31, 2020. The outstanding shares of the Company’s common stock are fully paid and nonassessable.

Dividends
Holders of our common stock are entitled to receive, share for share with the holders of our Class B common stock, dividends, if any, as and when may be declared from time to time by our Board of Directors in its discretion out of funds available, subject to the rights of any holders of preferred stock.
Voting Rights
Each holder of our common stock is entitled to one vote for each share of common stock held by such stockholder on any matter that is submitted to a vote or to the consent of the Company’s stockholders, and each holder of our Class B common stock is entitled to vote ten votes for each share of Class B common stock held by such stockholder on any matter that is submitted to a vote or to the consent of the Company’s stockholders. Notwithstanding the foregoing, holders of the Company’s common stock, voting as a single class, are entitled to elect 25% of the total number of the Company’s directors, rounded up to the next whole number in the event of a fraction.
Liquidation Rights
If we liquidate our business, holders of common stock are entitled to share equally, share for share with holders of Class B common stock, in any distribution of our assets after we pay our liabilities and the liquidation preference of any outstanding preferred stock.
Absence of Other Rights
Holders of common stock have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion rights or redemption or sinking fund provisions.
Miscellaneous
Our common stock is traded on the Nasdaq Stock Market under the symbol “EXPE.”
Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Certain Other Provisions of Our Certificate of Incorporation or Bylaws
General. Certain provisions of our amended and restated certificate of incorporation and the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board of Directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL.
Business Combinations. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a stockholder who owns 15% or more of the corporation’s voting stock (which is referred to as an “interested stockholder”) for three years following the time that such stockholder became an interested stockholder unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exclusions), or (iii) at or subsequent to such time, the business combination is approved by the board of directors and by the affirmative vote (but not written consent) of at least 66 2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder. A Delaware corporation may opt out of Section 203 of the DGCL in its certificate of incorporation or a stockholder approved bylaw. Because we have not opted out of Section 203 of the DGCL, we remain subject to such provision.
Special Meetings. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Under our amended and restated certificate of incorporation, special meetings of stockholders may only be called by a majority of our Board of Directors or the Chairman of our Board of Directors.
Board Vacancies. Our amended and restated bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the remaining directors elected by the stockholders who vote on such directorship, though less than a quorum, or a majority of the voting power of shares of such stock issued and outstanding and entitled to vote on such directorship at a special meeting held for such purpose or by the written consent of a majority of the voting power of shares of such stock issued and outstanding. The directors so chosen shall hold office until the next annual election and until their respective successors are duly elected.
Equal Treatment of Stockholders in Change of Control Transactions. Under our amended and restated certificate of incorporation, the Company may not enter into a change of control transaction involving at least 50% of the outstanding shares of our capital stock that provides for different consideration in respect of shares of our common stock and our Class B common stock, subject to limited exceptions, and no holder of certain shares of Class B common stock may participate in, or vote or tender in favor of, any such change of control transaction that provides for such differential consideration. For more information, see the disclosure set forth in Part I, Item 1A, Risk Factors, under the caption “Governance Risks.”
Description of Debt Securities
The Company has previously filed a registration statement on Form S-3 (File No. 333-197974), which was filed with the SEC on August 08, 2014, as amended by the Post-Effective Amendment No. 1 to Form S-3 Registration Statement (File No. 333-197974), which was filed with the SEC on April 29, 2015, and supplemented by the prospectus supplement (File No. 333-197974), which was filed with the SEC on June 01, 2015 (the “prospectus supplement”), and covers the issuance of the Company’s 2.500% Senior Notes due 2022 (the “notes”).

The notes are governed by an indenture, dated as of August 18, 2014, among the Company, the subsidiary guarantors from time to time party thereto, and the BNY Trustee (the “indenture”), as supplemented prior to the date hereof, including without limitation by the Fourth Supplemental Indenture, dated as of June 3, 2015 (the “fourth supplemental indenture”).
The following description of the notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture and the fourth supplemental indenture described above, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, as supplemented. References herein to the terms “we” and “us” mean the Company.
We encourage you to read the above referenced indenture and fourth supplemental indenture, as supplemented, for additional information.
General
We initially issued €650 million aggregate principal amount of the notes, which remained the aggregate principal amount outstanding as of December 31, 2020.
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (or in all respects except for the date of issuance, issue price, the initial interest accrual date and amount of interest payable on the first payment date applicable thereto). Such additional notes will be treated as a single class with the notes (including for purposes of redemptions), and will vote together as one class on all matters with respect to the notes (including for purposes of waivers and amendments), subject to certain limited exceptions. As of December 31, 2020, no such additional notes had been issued.
The notes are not subject to any sinking fund. The notes are not convertible or exchangeable.
The notes are traded on the New York Stock Exchange under the bond trading symbol of “EXPE22”.
Interest and Maturity
The notes accrue interest at a rate of 2.500% per year from the most recent interest payment date to or for which interest has been paid or duly provided, payable annually in arrears on June 3 of each year.
Interest is paid to the person in whose name a note is registered at the close of business on the May 20 immediately preceding the relevant interest payment date (whether or not such day is a business day), or, if the notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the interest payment date. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and, for any place of payment outside of New York City or London, in such place of payment, and a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates. The notes were issued only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess of that amount. The notes are represented by one or more global notes, but in certain limited circumstances may be represented by certificated notes.
Payments of principal of, premium, if any, and interest on the notes are payable in euro. If euro are unavailable to us due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
The notes will mature on June 3, 2022, unless redeemed prior to that date.
Guarantees
The subsidiary guarantors will unconditionally guarantee, jointly and severally, the due and punctual payment of principal of, premium, if any, and interest on the notes, when and as the same become due and payable, whether on a maturity date, by declaration of acceleration, upon redemption or otherwise, and all other obligations under the indenture.
In the event that, at any time, any of our domestic subsidiaries which is not, or has previously been released as, a subsidiary guarantor becomes a guarantor or borrower under our credit agreement, that subsidiary will be required to become a subsidiary guarantor and guarantee the notes not later than 60 days following the date on which it becomes a guarantor or borrower under the credit agreement.
In the event that, for any reason, the obligations of any subsidiary guarantor terminate as a guarantor or borrower under the credit agreement (including, without limitation, pursuant to the terms of the credit agreement, upon agreement of the requisite lenders under the credit agreement or upon the termination of the credit agreement or upon the replacement thereof with a credit facility not requiring such guarantees), that subsidiary guarantor will be deemed released from all its obligations under the indenture and its guarantees of the notes will terminate. A subsidiary guarantor’s guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture (a) upon legal defeasance or covenant defeasance as provided below under “Defeasance and Covenant Defeasance” or satisfaction and discharge of the indenture as provided below under “Satisfaction and Discharge,” and (b) in connection with any sale or other disposition of all or any portion of the capital stock of that subsidiary guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such transaction such subsidiary guarantor is no longer a domestic subsidiary of the Company. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument which may be entered into without the consent of any holders of notes.
The indenture provides that the obligations of each subsidiary guarantor under its guarantees is limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor, would cause the obligations of such subsidiary guarantor not to constitute a fraudulent conveyance or fraudulent transfer under any applicable law; provided, however, there is some doubt as to whether this limitation will be effective to avoid such guarantee from constituting a fraudulent conveyance.
“credit agreement” means the Amended and Restated Credit Agreement, dated as of September 5, 2014, among Expedia, Inc. (a Delaware corporation), Expedia, Inc. (a Washington corporation), Travelscape, LLC, Hotwire, Inc., the lenders party thereto, JPMorgan Chase Bank N.A., as administrative agent, and J.P. Morgan

Europe Limited, as London agent, as the same has been amended, supplemented or otherwise modified prior to the date hereof and may be further amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Company in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as we deem reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an officers’ certificate delivered to the trustee.
Ranking
The notes are our unsecured, unsubordinated obligations and rank equally in right of payment with all of our existing and future unsubordinated indebtedness.
So long as they are in effect, the guarantees of any subsidiary guarantors are senior unsecured obligations of those Subsidiaries and rank equally in right of payment with all other existing and future unsecured and unsubordinated obligations of those subsidiaries.
Optional Redemption
We may redeem the notes at our option at any time in whole or from time to time in part. If we elect to redeem notes prior to March 3, 2022 (the date that is three months prior to the maturity date of the notes), we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date:
•100% of the aggregate principal amount of the notes to be redeemed; or
•    the sum of the present values of the remaining scheduled payments.
In determining the present values of the remaining scheduled payments, we will discount such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable comparable government bond rate plus 40 basis points.
If we elect to redeem notes on or after March 3, 2022 (the date that is three months prior to the maturity date of the notes), we will pay a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.
In any case, the principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.
The following terms are relevant to the determination of the redemption price for any redemption prior to March 3, 2022.
“comparable government bond” means, in relation to any comparable government bond rate calculation, at the discretion of an independent investment bank selected by us, a German federal government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German federal government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German federal government bonds selected by us, determine to be appropriate for determining the comparable government bond rate.
“comparable government bond rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the redemption date, would be equal to the gross redemption yield on such business day of the comparable government bond (as defined above) on the basis of the middle market price of the comparable government bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
“remaining scheduled payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced (solely for purposes of making this determination) by the amount of interest accrued thereon to such redemption date.
A partial redemption of the notes may be effected pro rata or by lot or by such method as the trustee shall deem fair and appropriate and the trustee may provide for the selection for redemption of portions (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes; provided, that as long as the notes are represented by global notes, interests in the notes shall be selected for redemption by Euroclear or Clearstream in accordance with their respective standard procedures therefor.
Notice of any redemption will be mailed, or delivered electronically if held by any depositary, at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
Additional Amounts
All payments of principal and interest in respect of the notes by us or a paying agent on our behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “taxes”), unless such withholding or deduction is required by law.
In the event such withholding or deduction for taxes is required by law, subject to certain limitations, we will pay to any non-U.S. holder such additional amounts (“additional amounts”) as may be necessary to ensure that the net amount received by such person, after withholding or deduction for such taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction.
However, no additional amounts shall be payable with respect to any taxes if such taxes are imposed or levied for reasons unrelated to the holder’s or beneficial owner’s ownership or disposition of notes, nor shall additional amounts be payable for or on account of:
(a)any taxes which would not have been so imposed, withheld or deducted but for:
(1)the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;

(2)    the failure of the holder or beneficial owner to comply with any applicable certification, information, documentation or other reporting requirement, if compliance is required under the tax laws and regulations of the United States or any political subdivision or taxing authority of or in the United States to establish entitlement to a partial or complete exemption from such taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or
(3)    the holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;
(b)    any taxes which would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner to meet the requirements (including the certification requirements) of Section 871(h) or Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”);
(c)    any taxes which would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such note on any date during such 30-day period;
(d)    any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar taxes;
(e)    any taxes which are payable otherwise than by withholding or deduction from a payment on such note;
(f)    any taxes which are imposed, withheld or deducted with respect to, or payable by, a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;
(g)    any taxes required to be withheld or deducted by any paying agent from any payment on any note, if such payment can be made without such withholding or deduction by at least one other paying agent;
(h)    any taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;
(i)    any taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(j)    any taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the applicable payment becomes due or is duly provided for, whichever occurs later; or
(k)    any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).
Any additional amounts will be paid in euro.
For purposes of this section “Additional Amounts,” the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.
Except as specifically provided under this section “Additional Amounts,” we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.
If we are required to pay additional amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers’ certificate that specifies the additional amounts payable and when the additional amounts are payable. If the trustee and the paying agent do not receive such an officers’ certificate from us, the trustee and paying agent may rely on the absence of such an officers’ certificate in assuming that no such additional amounts are payable.
In addition, for so long as the notes are outstanding, we undertake that, to the extent permitted by law, we will maintain a paying agent in a jurisdiction that will not require withholding or deduction of tax pursuant to any law implementing European Council Directive 2003/48/EC on the taxation of savings income.
Whenever in the indenture (including the notes) or this exhibit there is referenced, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or any other amount payable under, or with respect to, the notes or the guarantees, such reference will be deemed to include payment of additional amounts as described under this heading to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.
Redemption for Tax Reasons
We may redeem the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with any accrued and unpaid interest on the notes to, but excluding, the redemption date, at any time, if:
(i) we have or will become obliged to pay additional amounts with respect to the notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the United States or any political subdivision of or in the United States or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of this prospectus supplement; or
(ii) on or after the date of this prospectus supplement, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any taxing authority thereof or therein, including any of those actions specified in clause (i) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay additional amounts with respect to the notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel described in clause (b) below to such effect is delivered to the trustee and the paying agent).
Notice of any such redemption will be mailed, or delivered electronically if held by any depositary, at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of the notes was then due.
Prior to the mailing or delivery of any notice of redemption pursuant to this section “Redemption for Tax Reasons,” in the case of a redemption for the reasons specified in clause (i) or (ii) above, we will deliver to the trustee and the paying agent:
(a)    an Officers’ Certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and
(b)    a written opinion of independent tax counsel of nationally recognized standing to the effect that we have or will become obligated to pay such additional amounts as a result of such change or amendment or that there is a material probability that we will be required to pay additional amounts as a result of such action, change, amendment, clarification, application or interpretation, as the case may be.
Unless we default in payment of the redemption price, on and after the redemption date, the notes will cease to bear interest and all rights under the notes shall terminate.
Change of Control
Upon the occurrence of a change of control triggering event (as defined below), unless we have mailed a notice of redemption with respect to all outstanding notes as described above under “Optional Redemption” and redeem all notes validly tendered pursuant to such redemption notice, each holder shall have the right to require that the Company repurchase such holder’s notes, in whole or in part (in an aggregate principal amount equal to €100,000 or an integral multiple of €1,000 in excess thereof), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the date of purchase).
Within 30 days following any change of control triggering event, unless we have previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “Optional Redemption,” we will mail by first-class mail, or deliver electronically if the notes are held by a depositary, a notice to each registered holder of the notes with a copy to the trustee and the paying agent (the “change of control offer”) stating:
(1)    that a change of control triggering event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date occurring on or prior to the date of purchase);
(2)    the circumstances and relevant facts regarding such change of control triggering event;
(3)    the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(4)    if the notice is mailed prior to a change of control, that the change of control offer is conditioned on the change of control occurring; and
(5)    the instructions, as determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.
We will not be required to make a change of control offer following a change of control triggering event if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all notes validly tendered and not withdrawn under such change of control offer.
A change of control offer may be made in advance of a change of control, be conditional upon such change of control, if a definitive agreement is in place for the change of control at the time of making of the change of control offer.
We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.
For purposes of this section “Change of Control,” the following definitions are applicable:
“board of directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board or, in the case of a person that is not a corporation, the group exercising the authority generally vested in a board of directors of a corporation.
“change of control” means the occurrence of any one of the following:
(1)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more permitted holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company;
(2)    individuals who on the date the notes are originally issued constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved or ratified by a vote of a majority of the directors of the Company then still in office who were either directors on the date the notes are originally issued or whose election or nomination for election was previously so approved or ratified) cease for any reason to constitute a majority of the board of directors then in office;
(3)    the adoption of a plan relating to the liquidation or dissolution of the Company; or
(4)    the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person other than (i) a transaction in which the survivor or transferee is a person that is controlled by the permitted holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and either (i) each transferee becomes a subsidiary of the transferor of such assets or (ii) holders of securities that represented 100% of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the transferee.
Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) the Company becomes a direct or indirect wholly-owned subsidiary (the “sub entity”) of a holding company and (2) holders of securities that represented 100% of the voting stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of such holding company; provided that, upon the consummation of any such transaction, “change of control” shall thereafter include any change of control of any direct or indirect parent of the sub entity.
“change of control triggering event” means the occurrence of both a change of control and a ratings event.
“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement rating agency or rating agencies appointed by us.
“Liberty Successor” means any person spun or otherwise separated out of Liberty Interactive Corporation (or any subsidiary thereof), provided no person who is not a permitted holder is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of such person.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“permitted holders” means Barry Diller, Liberty Interactive Corporation, any Liberty Successor and their respective affiliates and any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) with respect to which any such persons collectively exercise a majority of the voting power.
“rating agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available, we will appoint a replacement for such rating agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.
“ratings event” means ratings of the notes are lowered by at least two of the three rating agencies and the notes are rated below investment grade by at least two of the three rating agencies in any case on any day during the period (the “trigger period”) commencing on the date 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which trigger period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies).
“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“voting stock” of a person means all classes of equity securities of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
Covenants
Limitation on Liens
We will not directly or indirectly incur, and will not permit any of our subsidiaries to directly or indirectly incur, certain indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “liens”) upon (a) any properties or assets, including capital stock, of our company or any of our subsidiaries or (b) any shares of stock or indebtedness of any of our subsidiaries (whether such property, assets, shares or indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes or, in respect of liens on any property or assets of any subsidiary guarantor, its guarantee (together with, at our option, any other indebtedness or guarantees of our company or any of our subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at our option, prior to, such secured indebtedness.
The foregoing restriction does not apply to:
(1)    liens on property, shares of stock or indebtedness of any person existing at the time such person becomes our subsidiary, provided that such lien was not incurred in anticipation of such person becoming a subsidiary,
(2)    liens on property, shares of stock or indebtedness existing at the time of acquisition by us or any of our subsidiaries or a subsidiary of any of our subsidiaries of such property, shares of stock or indebtedness (which may include property previously leased by us or any of our subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, the construction or the making of the improvements,
(3)    liens securing indebtedness of any of our subsidiaries or of us owing to us or any of our subsidiaries,
(4)    liens existing on the date of the initial issuance of the notes (other than any additional notes),
(5)    liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes our subsidiary, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our subsidiaries, provided that such lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction,
(6)    liens created in connection with a project financed with, and created to secure, a nonrecourse obligation,
(7)    liens securing the notes (including any additional notes) or the guarantees of the subsidiary guarantors under the indenture, or

(8)    any extensions, renewals or replacements of any lien referred to in clauses (1) through (7) without increase of the principal of the indebtedness secured by such lien; provided, however, that any liens permitted by any of clauses (1) through (7) shall not extend to or cover any property of the Company or any of our subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.
Notwithstanding the restrictions set forth in the preceding paragraph, we and our subsidiaries will be permitted to incur indebtedness secured by a lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes or, in respect of liens on property or assets of any subsidiary guarantors, their guarantees, if any, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by liens (not including liens permitted under clauses (1) through (8) above), together with all attributable debt outstanding pursuant to the second paragraph of “Limitation on Sale and Lease-Back Transactions” described below, does not at the time exceed 10% of our consolidated net assets.
Limitation on Sale and Lease-Back Transactions
We will not directly or indirectly, and will not permit any of our subsidiaries directly or indirectly to, enter into any sale and lease-back transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:
(1)    such transaction was entered into prior to the date of the initial issuance of the notes,
(2)    such transaction was for the sale and leasing back to us of any property by one of our Subsidiaries,
(3)    such transaction involves a lease for not more than three years (or which may be terminated by us within a period of not more than three years),
(4)    we would be entitled to incur indebtedness secured by a lien with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the second paragraph of “Limitation on Liens” described above, or
(5)    we apply an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in our business or to the retirement of long-term indebtedness within 270 days before or after the effective date of any such sale and lease-back transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to us.
Notwithstanding the restrictions set forth in the preceding paragraph, we and our subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of “Limitation on Liens” described above, does not at the time exceed 10% of our consolidated net assets.
Merger, Consolidation or Sale of Assets
We and any subsidiary guarantor, if any, may, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of our or its properties or assets to, or merge with or into, any other person, provided that:
(1)    we or, in the case of any subsidiary guarantor, such subsidiary guarantor is the continuing person or, alternatively, the successor person formed by or resulting from such consolidation or merger, or the person which receives the transfer of such properties or assets, is organized under the laws of any state or other jurisdiction in the United States and expressly assumes our obligations or the obligations of such subsidiary guarantor, as the case may be, under the notes or such subsidiary guarantor’s guarantee (provided that such person need not assume the obligations of any such subsidiary guarantor if such person (A) is already a subsidiary guarantor or (B) would not, after giving effect to such transaction, be required to guarantee the notes under the requirements described in “Guarantees” above),
(2)    immediately after giving effect to such transaction, no event of default and no event which, after notice or the lapse of time, or both, would become such an event of default has occurred and is continuing, and
(3)    an officers’ certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.
The successor person will succeed to, and be substituted for, us or the subsidiary guarantor and may exercise all of our or the subsidiary guarantor’s rights and powers under the indenture. We or such subsidiary guarantor will be relieved of all obligations and covenants under the notes, the guarantees, if any, and the indenture to the extent we or such subsidiary guarantor was the predecessor person, provided that in the case of a lease of all or substantially all of our properties or assets, we will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes.
Notwithstanding any provision to the contrary, this covenant will not apply to any merger or consolidation of a subsidiary guarantor into us or any other subsidiary guarantor or to any subsidiary guarantor upon any termination of the guarantee of that subsidiary guarantor in accordance with the indenture.
Events of Default
Each of the following is an “event of default” under the indenture:
(1)    a default in any payment of interest on any note when due, which continues for 30 days,
(2)    a default in the payment of principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise,
(3)    a failure by us or any subsidiary guarantor to comply with our or its other agreements contained in the indenture, which continues for 90 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes),
(4)    (a) failure to make any payment at maturity, including any applicable grace period, on any indebtedness of our company or any subsidiary (other than indebtedness of us or of a subsidiary owing to us or any of our subsidiaries) in an amount in excess of $35,000,000 and continuance of this failure to pay or (b) a default on any indebtedness of our company or any subsidiary (other than indebtedness owing to us or any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $35,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured,
(5)    the guarantees of any subsidiary guarantor guaranteeing the notes cease to be in full force and effect or such subsidiary guarantor denies or disaffirms in writing its obligations under the indenture or its guarantees, in each case, other than any such cessation, denial or disaffirmation in connection with a termination of its guarantees provided for in the indenture, and
(6)    various events in bankruptcy, insolvency or reorganization involving us or any subsidiary guarantor guaranteeing the notes.
The foregoing will constitute an event of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. Any payment in respect of the notes made in U.S. dollars as set forth above under “Interest and Maturity” will not constitute an event of default under the notes or the indenture.
If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) by notice to us may declare the principal of, and premium, if any, and accrued and unpaid interest on, all notes to be due and payable. Upon this declaration, principal and premium, if any, and interest will be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us or any subsidiary guarantor occurs and is continuing, the principal of and premium, if any, and accrued interest on all notes (including any additional notes) will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes (including any additional notes) may rescind any acceleration with respect to the notes and its consequences.
If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders, provided that the holders provide the trustee with indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of notes may pursue any remedy with respect to the indenture or the notes unless:
(1)    the holder previously notified the trustee that an event of default is continuing,
(2)    holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) requested the trustee to pursue the remedy,
(3)    the requesting holders offered the trustee security or indemnity satisfactory to it against any loss, liability or expense,
(4)    the trustee has not complied with the holder’s request within 60 days after the receipt of the request and the offer of security or indemnity, and
(5)    the holders of a majority in principal amount of the outstanding notes (including any additional notes) have not given the trustee a direction inconsistent with the request within the 60-day period.
Generally, the holders of a majority in principal amount of the outstanding notes (including any additional notes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.
If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders.

We are also required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers of the certificate know of any default that occurred during the previous year. In addition, we will be required to notify the trustee within 30 days of any event which would constitute various defaults, their status and what action we are taking or propose to take in respect of these defaults.
Definitions
The indenture contains the following defined terms:
“attributable debt” means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.
“consolidated net assets” means, as of the time of determination, the aggregate amount of our assets and the assets of our consolidated subsidiaries after deducting all current liabilities other than (1) short-term borrowings, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP at the end of the most recently completed fiscal quarter or fiscal year, as applicable.
“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. A person shall be deemed to control another person if such person (1) is an officer or director of the other person or (2) directly or indirectly owns or controls 10% or more of the other person’s capital stock. The terms “controlling” and “controlled” have meanings correlative thereto.
“domestic subsidiary” means a subsidiary other than a foreign subsidiary.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“foreign subsidiary” means (1) any subsidiary that is not (a) formed under the laws of the United States of America or a state or territory thereof or (b) treated as a domestic entity or a partnership or a division of a domestic entity for U.S. tax purposes or (2) any subsidiary that is (a) a domestic partnership or disregarded entity for U.S. tax purposes and (b) owned by a subsidiary described in (1).
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“government obligations” means (1) direct obligations of the Federal Republic of Germany, where the payment or payments thereunder are supported by the full faith and credit of the Federal Republic of Germany or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such government obligations or a specific payment of interest on or principal of or other amount with respect to any such government obligations held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of interest on or principal of or other amount with respect to the Government Obligations evidenced by such depositary receipt.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.
“holder” means the person in whose name a note is registered on the security register books.
“incur” means issue, assume, guarantee or otherwise become liable for.
“indebtedness” means, with respect to any person, obligations (other than nonrecourse obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).
“nonrecourse obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us, any subsidiary guarantor or any of our other direct or indirect Subsidiaries or (2) the financing of a project involving the development or expansion of properties of our company, any subsidiary guarantor or any of our other direct or indirect subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to us, any subsidiary guarantor or any of our other direct or indirect Subsidiaries or any of our subsidiary guarantor’s or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held or (2) that is, as of that date, otherwise controlled (within the meaning of the first sentence of the definition of “control”) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“subsidiary guarantors” means those subsidiaries of the Company that guarantee the notes.
Modifications and Waivers
Modification and amendments of the indenture and the notes may be made by the Company, the subsidiary guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:
•    change the stated maturity of the principal of, or installment of interest on, any note;
•    reduce the principal amount of, or the rate of interest on, any notes;

•    reduce any premium, if any, payable on the redemption of any note or change the date on which any note may or must be redeemed or repaid (for the avoidance of doubt, the definitions set forth above under “Change of Control” may be amended or modified at any time prior to the occurrence of a change of control with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected thereby);
•    change the coin or currency in which the principal of, premium, if any, or interest on any note is payable;
•    release the guarantees of any subsidiary guarantor (except as otherwise provided in the indenture) or make any changes to such guarantees in a manner adverse to the holders;
•    impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note;
•    reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take certain actions;
•    reduce the requirements for quorum or voting by holders of notes in the indenture or the notes;
•    modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or
•    modify any of the above provisions.
The Company, the subsidiary guarantors and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:
•    to cure any ambiguity, omission, defect or inconsistency;
•    to evidence the succession of another person to the Company or any subsidiary guarantor and the assumption by any such successor of the obligations of the Company or such subsidiary guarantor, as described above under “Covenants-Merger, Consolidation or Sale of Assets;
•    to add any additional events of default;
•    to add to our covenants for the benefit of holders of the notes or to surrender any right or power conferred upon us;
•    to add one or more guarantees for the benefit of holders of the notes;
•    to evidence the release of any subsidiary guarantor from its guarantee of the notes pursuant to the terms of the indenture;
•    to add collateral security with respect to the notes;
•    to add or appoint a successor or separate trustee or other agent;
•    to provide for the issuance of any additional notes;
•    to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•    to comply with the rules of any applicable securities depository;
•    to provide for uncertificated notes in addition to or in place of certificated notes;
•    to conform the text of the indenture, the notes or any guarantees to any provision of the “Description of Notes” section of the prospectus supplement to the extent that such provision was intended to set forth, verbatim or in substance, a provision of the indenture, the notes or the guarantees; and
•    to make any change if the change does not adversely affect the interests of any holder of notes.
The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of all notes, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of no less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default and its consequences under the indenture with respect to the notes, except a default (1) in the payment of principal or premium, if any, or interest on notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.
Satisfaction and Discharge
We may discharge our obligations under the indenture while notes remain outstanding if the notes either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in euros, government obligations or both in an amount sufficient to pay the entire indebtedness including the principal, premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the notes, as the case may be and paying all other amounts payable under the indenture.
Defeasance and Covenant Defeasance
We may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, certain obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the notes and clauses (3), (4) and (5) under “Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in euros, government obligations or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes on the scheduled due dates therefor.
If we effect legal defeasance or covenant defeasance with respect to the notes, the subsidiary guarantors shall automatically be released from their guarantee obligations under the indenture.
If we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default other than under clauses (3), (4) and (5) of “Events of Default,” the amount in euros, government obligations or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes at the time of the stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

To effect legal defeasance or covenant defeasance, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.
We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.
Governing Law
The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.
Regarding the Trustee
The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture and has also been appointed by the Company to act as Registrar and transfer agent for the notes. The Bank of New York Mellon, London Branch, has been appointed by the Company to act as paying agent for the notes. From time to time, the trustee and its affiliates perform various other services for the Company and its affiliates. The indenture contains limitations on the rights of the trustee, if it becomes a creditor of the Company or any subsidiary guarantor, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any conflicting interest, it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue or resign.
Book-Entry, Delivery and Form
We issued the notes in the form of global notes (the “global notes”) in definitive, fully registered, book-entry form without coupons. The global notes were deposited with a common depositary (and registered in the name of its nominee) for, and in respect of interests held through, Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., which we refer to as “Euroclear.” Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.
Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depository for Clearstream and Euroclear or its nominee. No link is expected to be established among The Depository Trust Company and Clearstream or Euroclear in connection with the issuance of the notes.
Beneficial interests in the global notes are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Those beneficial interests are in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Should certificates be issued to individual holders of the notes, a holder of notes who, as a result of trading or otherwise, holds a principal amount of notes that is less than the minimum denomination of notes is required to purchase an additional principal amount of notes such that its holding of notes amounts to the minimum specified denomination. Investors may hold interests in the global notes through Clearstream or Euroclear either directly if they are participants in such systems or indirectly through organizations that are participants in such systems.
Except as set forth in the indenture, owners of beneficial interests in the global notes are not entitled to have notes registered in their names, and will not receive and are not entitled to receive physical delivery of notes in definitive form. Except as provided below, beneficial owners are not considered the owners or holders of the notes under the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.